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Exhibit 11        Statement re: computation of per share earnings

                  The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                         2000              1999             1998
---------------------------------------------------------------------------------------------------
Weighted average number of common shares
         Outstanding used in basic earnings per
         Common Share calculation                     2,133,906         2,133,906         1,536,821
Dilutive effect of stock options                              0                 0                14

Weighted average number of shares outstanding
         adjusted for effect of dilutive securities
         used in diluted EPS calculation              2,133,906         2,133,906         1,536,835

Net income                                           $1,138,577        $  711,241      $    672,264

Basic earnings per common share                      $      .53        $      .33      $        .44

Diluted earnings per common share                    $      .53        $      .33      $        .44